Exhibit 99.1

Investor Contact:

ICR, Inc.

Sherry Bertner

Managing Director

(646) 277-1200

DynaVox Reports Fiscal Third Quarter Financial Results

Third Quarter Net Sales Increased 29% to $28.4 Million

Gross Profit Increased 33% to $21.5 million

Net Income Increased 102% to $2.9 Million

PITTSBURGH — May 12, 2010 (GLOBE NEWSWIRE) — DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for its fiscal third quarter ended April 2, 2010.

Third quarter 2010 net sales increased 29% to $28.4 million, compared to $22.0 million in the same period last year.  The significant growth in net sales was a result of an 18% increase in sales of speech generating devices, to $22.4 million, and a 96% increase in sales for the Company’s special education software.

Gross profit for the third quarter increased 33% to $21.5 million, compared to $16.1 million in the third quarter of the prior year. The Company’s gross profit margin increased 230 basis points to 75.8% in the third quarter, compared to 73.5% in the third quarter of the prior year. The gross margin improvement was primarily the result of a more favorable speech generating device product mix as well as a higher percentage of sales from software.

Operating income was $5.3 million in the third quarter of 2010, compared to $4.4 million in the same period a year ago.  Operating expenses also increased from prior year due to continued investment in sales & marketing and research and development resources.

Net income was $2.9 million in the third quarter of 2010, compared with net income of $1.4 million in the third quarter of 2009.

Adjusted EBITDA (net income before interest income, interest expense, income taxes, depreciation, amortization and certain other adjustments) increased 37%

year-over-year for the third quarter of 2010 to $7.6 million, compared to $5.5 million in the previous year.

“We are pleased with DynaVox’s third quarter financial performance and our initial earnings release as a public company,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “During the third quarter we experienced continued positive momentum from our strategies to expand our market leading franchise. Our investments in direct sales, e-commerce, and new products are enabling us to assist a record number of people to overcome their speech, language or learning disabilities.”

Nine Month Results

For the nine months ended April 2, 2010, net sales increased 34% to $81.2 million, compared to $60.8 million in the same period last year.

Gross profit for the nine months increased 39% to $61.2 million, compared to $44.1 million in the same period last year. The Company’s gross profit margin increased 270 basis points to 75.3%, compared to 72.6% in the same period last year.

Operating income for the nine months was $15.2 million, compared to $10.3 million in the same period last year.

Net income was $8.3 million for the nine months, compared to net income of $2.2 million in the same period last year.

Adjusted EBITDA for the nine months was $20.8 million, compared to $13.1 million in the same period last year.

Successful Initial Public Offering

On April 27, 2010, DynaVox Inc. completed its initial public offering of Class A common stock at a price to the public of $15.00 per share. DynaVox Inc. issued and sold 9,375,000 shares in the offering. The total net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $122.7 million. Of the net proceeds, the Company used $77.4 million to purchase equity units in DynaVox Systems Holdings LLC from its pre-IPO owners, $42.6 million to repay indebtedness, and will use the remainder for general corporate purposes.  The underwriters have been granted a 30-day option to purchase up to 1,406,250 additional shares of Class A common stock at the public offering price less the underwriting discount from DynaVox Inc.  If the underwriters exercise this option, the net proceeds would be used to purchase additional equity units in DynaVox Systems Holdings LLC from pre-IPO owners.

This release presents historical results for the periods presented for DynaVox Systems Holdings LLC (together with DynaVox Inc., referred to as DynaVox or the Company), which in connection with DynaVox Inc.’s initial public offering became consolidated into DynaVox Inc. subsequent to the end of the Company’s third fiscal quarter.  Accordingly, these historical results do not purport to reflect what the results of operations of DynaVox Inc. would have been had the IPO and related transactions occurred prior to such periods.  For example, these historical results do not reflect the attribution of a portion of our income to non-controlling interest or the provision for corporate income taxes on the income attributable to DynaVox Inc. that we expect to record in respect of future periods.

Fiscal 2010 Guidance

For fiscal year 2010, management expects net sales in the range of $113.4 to $115.4 million and Adjusted EBITDA in the range of $31.0 to $33.0 million.

Non-GAAP Financial Measures

This release presents Adjusted EBITDA, which represents net income before interest income, interest expense, income taxes, and depreciation and amortization and the other adjustments noted in the reconciliation table provided below.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Conference Call

The conference call is scheduled to begin today at 4:30 p.m. EDT. The call will be webcast live over the Internet hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through May 26, 2010. In addition, listeners may dial (877) 293-5456 in North America, and international listeners may dial (707) 287-9357.  Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer. A telephonic playback will be available from 7:30 p.m. EDT, May 12, 2010, through May 26, 2010.  To hear the playback participants can dial (800) 642-1687 and international listeners may dial (706) 645-9291. The conference ID number is 71853920.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC.  DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community.  Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Fiscal 2010 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Prospectus dated April 21, 2010 filed with the Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act on April 23, 2010, which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

DYNAVOX SYSTEMS HOLDINGS LLC

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	April 2, 2010	July 3, 2009

Cash	$9,791	$12,631
Trade receivables, net	16,728	16,607
Inventories, net	6,498	4,391
Property & equioment, net	6,345	5,066
Goodwill	58,671	55,040
Intangibles, net	31,565	25,425
Other, net	9,264	5,041

Total assets	$138,862	$124,201

Current portion of long-term debt	$2,986	$3,259
Trade accounts payable	5,932	4,017
Other current liabilities	15,496	10,366
Long-term debt	86,175	79,536
Other long-term liabilities	4,420	2,210
Members’ equity	23,853	24,813

Total liabilities & members’ equity	$138,862	$124,201

DYNAVOX SYSTEMS HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 2,	March 27,	April 2,	March 27,
	2010	2009	2010	2009

Net sales	$28,382	$21,980	$81,245	$60,754
Cost of sales	6,881	5,833	20,030	16,630

Gross profit	21,501	16,147	61,215	44,124

Selling and marketing	8,955	7,212	26,490	20,597
Research and development	2,641	1,648	7,223	4,863
General and administrative	4,527	2,726	11,311	8,059
Amortization of certain intangibles	121	116	962	348

Income from operations	5,257	4,445	15,229	10,257

Interest income	7	18	38	80
Interest expense	(1,908)	(2,005)	(5,838)	(6,809)
Change in fair value and net (loss) on interest rate swap agreements	(216)	(1,014)	(665)	(1,394)
Other expense — net	(10)	11	(84)	93

Income before income taxes	3,130	1,455	8,680	2,227

Income taxes	248	29	414	76

Net income	$2,882	$1,426	$8,266	$2,151

DynaVox Systems Holding LLC

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 2,	March 27,	April 2,	March 27,
(Dollars in 000’s)	2010	2009	2010	2009

Net income	$2,882	$1,426	$8,266	$2,151

Income taxes	248	29	414	76
Depreciation	724	512	2,147	1,544
Amortization	242	116	1,192	348
Interest income	(7)	(18)	(38)	(80)
Interest expense	1,908	2,005	5,838	6,809
Change in fair value and net gain (loss) on interest rate SWAPS	216	1,014	665	1,394
Other (income) expense, net (a)	(3)	17	—	—
Equity compensation	239	197	573	507
Employee severance and other costs	463	155	621	155
Acquisition costs (b)	34	—	345	—
Management Fee (c)	75	75	225	225
Insurance recovery	—	—	—	(90)
Professional fees for debt refinancing	—	—	—	68
Non-recurring equity valuation cash compensation expense (d)	555	—	555	—

Adjusted EBITDA	$7,576	$5,528	$20,803	$13,107

(a) Excludes realized foreign currency gains or losses

(b) Legal, accounting and other external costs related to the purchase of Blink Twice & Eye Reponse Technologies

(c) Advisory services from Vestar and certain existing owners

(d) Cash compensation paid to certain members of management related to changes in equity valuation during IPO process

Adjusted EBITDA represents net income before interest income, interest expense, income taxes, and depreciation and amortization and the other adjustments noted in the table above. We present Adjusted EBITDA because:

• Adjusted EBITDA is used by management in managing our business as an indicator of our operating performance;

• Our compliance with certain covenants in our credit agreement is measured based on Adjusted EBITDA; and

• Targets for Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our management incentive bonus plan.

Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense or the change in fair value on our related interest rate swap agreements, which have been necessary elements of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and ability to generate revenue. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of taxes, which is also a necessary element of our operations. Adjusted EBITDA also does not include expenses incurred in connection with equity-based compensation to our employees, certain costs relating to restructuring and acquisitions, debt refinancing fees, an insurance recovery and management fees that we have paid to Vestar and certain other existing owners pursuant to a management agreement. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income, net sales, gross profit and income from operations, to measure operating performance.